EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         As independent certified public accountants, we hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 pertaining to Oak Tree Medical Systems, Inc.'s Kramer, Levin, Naftalis & Frankel Compensation Agreement of our report dated August 7, 1998, included in Oak Tree Medical Systems, Inc. and Subsidiaries' Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998, previously filed with the Securities and Exchange Commission and to all references to our firm included in this Registration Statement.


/s/ MOST HOROWITZ & COMPANY, LLP
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New York, New York
December 17, 1998